Exhibit 10.4





                                    AGREEMENT

         This Agreement is made and entered into as of March 26, 2007 (the "EFFECTIVE DATE") by and between TAT TECHNOLOGIES LTD., a company registered under the Law of the state of Israel ("TAT"), and its wholly-owned subsidiary, LIMCO AIREPAIR INC, a Delaware corporation ("LIMCO"). TAT and Limco are hereinafter referred to as the "PARTIES".

         WHEREAS, the Parties desire to enter into this arm's length agreement in order to establish a more specific commercial relationship, including terms governing the provision of items and services by one Party to the other, all as set forth in this Agreement.

         NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, intending to be legally bound hereby the parties hereto agree as follows:

      1. GENERAL

            1.1. The preamble to this Agreement constitutes an integral part thereof.

            1.2. The headings of the sections are for convenience only and shall not control or affect the meaning of any provision of this Agreement.

            1.3. In this Agreement the following terms shall have the meaning ascribed to them:

                     1.3.1. "MRO SERVICES" - the supply of maintenance, repair and/or overhaul services of Heat Exchangers.

                     1.3.2. "OEM WORK" - the manufacture and supply of new Heat Exchangers and air conditioning systems as well as any component thereof.

                     1.3.3. "THE CORE" - The fin and plate core of a Heat Exchanger and such other cores as agreed upon by the Parties

      2. MRO WORKS

            2.1. All MRO Services ordered by an existing or new customer of the Parties ("CUSTOMER") will be referred to and performed by Limco, except under the following circumstances (the "MRO EXCEPTIONS"):

                     2.1.1.   The Customer is an Israeli entity or authority.

                     2.1.2. The Customer of TAT demands that the work be performed by TAT.

                     2.1.3. If TAT is the OEM manufacturer of the Heat Exchanger or component which is the subject of the MRO Service, except with respect to customers in North America for which Limco is appointed as the exclusive MRO licensee for the term of this Agreement.

                     2.1.4.   If  Limco  is not  qualified  to  perform  the MRO
                              Service  or  its   plant(s)   is  not  capable  of
                              performing such MRO Service.

            2.2. All the Cores required by Limco in connection with its MRO Services business shall be purchased from TAT, unless otherwise provided in this Section 2.2. or in Section 3.1 below.

                     2.2.1. The prices and other terms of such purchase shall be based on the price chart attached hereto as Exhibit A, such prices shall be subject to an annual increase to reflect any increase in the CPI in Israel as published by the Government of Israel and shall be subject to a pass-through increase for any increase in costs of the raw materials incorporated in the Cores. In the event that TAT develops any new types of Cores, the sales price shall be competitive.

                     2.2.2. TAT may not sell its Cores fir use in the MRO market to any third-party in North America, except with the consent of Limco.

                     2.2.3. Notwithstanding the above, Limco shall be permitted to manufacture new Cores for its own use and may purchase Cores manufactured by Hamilton Sunstrand Corporation in furtherance of its agreement with Hamilton Sunstrand Corporation. In the event Limco desires to manufacture certain cores that are produced by TAT or ordered by Limco from TAT, it shall be required to obtain the prior written consent of TAT.

                     2.2.4. In the event that TAT is unable to deliver any Cores that are required by Limco for its MRO Services, Limco may purchase such Cores from a third party with the consent of TAT, which consent shall not be unreasonably withheld.

                     2.2.5. Any Core designed by Limco for use by TAT may not be sold to a third party without the consent of Limco.

            2.3. TAT is entitled to perform MRO Services in its plant on fuel systems and/or pneumatic equipment and/or other such systems that are not manufactured or serviced by Limco at present ("SPECIAL SYSTEMS").For avoidance of any doubt, such Special Systems shall not include any fuel heaters, oil coolers and similar products manufactured by Limco.

      3. OEM WORK

            3.1. All OEM Work ordered by any Customer will be referred to TAT, except under the following circumstances (the "OEM EXCEPTIONS"):

                     3.1.1. The Customer requests that the OEM Work be performed in the U.S. or due to U.S. federal or state regulations the OEM Work must be performed within the U.S. (i.e. "Buy American" or similar regulation).

                              For the avoidance of doubt, if the Customer requests that the direct contractor of the OEM Work be a U.S. entity, but does not object to the provision by a non-U.S. entity of part of the components, the relevant components will be purchased by Limco from TAT, and the Parties will negotiate the price and other terms at arm's length.

                     3.1.2. TAT determines that the OEM work is not economically suitable for the Israeli plant, or TAT determines that due to political or other anticipated long-term relations with the Customer or any other reason that it is preferable that the OEM Work will be performed by Limco.

            3.2. If for any reason Limco does not manufacture in its plant the OEM part or component under one of the OEM Exceptions, it will remain at TAT's discretion as to the relevant assignee of the OEM Work and under which terms TAT and/or Limco will contract for its production.

            3.3. If required under the OEM Exception, the Core needed for the OEM Work will be produced in Limco's plant and may not be subcontracted to a third-party.

                     However, if Limco is not capable of producing the Core, TAT shall be given the right of first refusal to provide such Core to Limco in accordance with the terms of this Agreement.

      4. ENGINEERING AND PRODUCTION SERVICES

            4.1.     Notwithstanding the provisions of Sections 2 and 3 above -

            4.2. Each Party will grant the other Party a right of first refusal regarding sub-contracting the production of Core Related Components. The right of first refusal will be based on price quotations and other terms to be requested from other first class manufacturers.

            4.3. In the event that either of the Parties shall require Engineering Services from the other, such services shall be provided at an hourly rate of $60.00 per hour and shall be subject to an annual increase equal to the increase in the CPI in Israel or in Oklahoma.

            4.4. In the event a new product is developed by one of the Parties on behalf of the other Party, the developing Party shall receive a 5% royalty on all sales of such product.

      5. SALES LEADS

         In the event that a Party provides the other Party with an introduction to a potential customer that results in the sale of a product or service by the other Party to such customer, the Introducing Party shall be entitled to a commission of 5% from any sale of a product or service arising from such introduction.

      6. AGREEMENT TERM

         This Agreement will be effective for 10 years from the date hereof, but may be terminated immediately by either Party in the event of:

            6.1. A default in a material provision of this Agreement, which default is not cured within 30 days of the receipt of written notice by the other Party.

            6.2. A liquidation, receivership and/or any other proceedings of insolvency by a Party.

      7. DISPUTE RESOLUTION

         In the event of a dispute arising out of the terms of this Agreement (a "Dispute"), the laws of the State of Delaware shall apply and the parties will attempt to resolve the Dispute as follows:

            7.1. If a Dispute is not resolved in the normal course of business at the operational level, the Parties first shall attempt in good faith to resolve such dispute by negotiation between executives who hold, at a minimum, the office of Chief Executive Officer or Chief Financial Officer of the respective Parties prior to exercising remedies pursuant to Section 7.2. Either Party may initiate the executive negotiation process by providing a written notice to the other (the "Initial Notice"). Within fifteen
                     (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the "Response"). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party's position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Such executives will meet in person or by telephone within thirty (30)days of the date of the Initial Notice to seek a resolution of the Dispute.

            7.2.     If a Dispute is not resolved by  negotiation as provided in
                     Section 7.1 within thirty (30) days from the delivery of the Initial Notice, then either party may submit the Dispute for resolution by arbitration as provided in Section 7.3

            7.3. Any arbitration that will be initiated under Section 7.2 will be conducted in New York City before the American Arbitration Association pursuant to its Commercial Rules of Practice before three arbitrators. Each Party will bear its own attorneys' fees and costs incurred in connection with the resolution of any Dispute.

      8. MISCELLANEOUS

            8.1. All other terms of sale, including shipment, payments, quality, insurance, warranty and liabilities will be as customary between the Parties, and in absence of prior experience, upon commercially standard terms.

            8.2. The terms and provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, personal representatives, heirs and estate, as applicable.

            8.3. Neither this Agreement nor any right or obligation of either Party hereunder may be assigned to a third party, unless such assignment has been approved in advance in writing by the other Party.

            8.4. In the event the Parties determine to enter into a joint venture or such other relationship as not provided for in this Agreement, such terms shall be approved by the independent audit committees of each Party.

      9. NOTICES

         All notices and other communications hereunder shall be made in writing and in English (by letter or fax) and shall be sent as follows:

            9.1.     If to Tat Technologies Ltd.:

                     Fax:

                     Attention: Dov Zeelim

                     Fax:

            9.2.     If to Limco Airepair Inc.:

                     Fax:

                     Attention: Natan Blau

                     Fax:

     10. EFFECTIVENESS

         Every notice or other communication sent in accordance with Section 9 shall be effective upon receipt by the addressee; PROVIDED, HOWEVER, THAT any such notice or other communication which would otherwise take effect after
4.00 p.m. on any particular day shall
not take effect until 10.00 a.m. on the immediately succeeding business day in the place of the addressee.

         IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THE AGREEMENT ON THE DATE HEREOF.

/s/ Dov Zeelim                                /a/ Natan Blau
----------------------------------            ----------------------------------
TAT Technologies Ltd.                         Limco Airepair Inc.